Exhibit 99.2

NEWS RELEASE for June 3, 2009 at 6:00 AM EDT

Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST RECEIVES NASDAQ DEFICIENCY LETTER

REGARDING INDEPENDENT DIRECTOR REQUIREMENTS

IRVINE, CA (June 3, 2009) . . . Netlist, Inc. (NASDAQ: NLST) today announced that on May 29, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on the departure of Preston Romm from the Company’s Board of Directors effective May 27, 2009, NASDAQ has determined that the Company no longer complies with NASDAQ’s independent director and audit committee requirements as set forth in Listing Rule 5605.

However, consistent with Listing Rules, the Company has until May 27, 2010 at the latest (depending on the date of the Company’s next annual meeting) in which to regain compliance.

The Company’s Nominating and Corporate Governance Committee has an active search ongoing to locate a suitable replacement for Mr. Romm and intends to submit to NASDAQ documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date.

About Netlist, Inc.

Netlist designs and manufactures high-performance chip-based and non-chip based memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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